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EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            W. R. BERKLEY CORPORATION

                  The undersigned, being the Chairman of the Board and Chief Executive Officer of W. R. BERKLEY CORPORATION, a corporation existing under the laws of the State of Delaware, hereby certifies that:

         1. The first paragraph of Article Fourth of the Restated Certificate of Incorporation of said corporation be and it hereby is amended to read as follows:

         FOURTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is one hundred fifty-five million (155,000,000) shares, of which one hundred fifty million (150,000,000) shares are to be Common Stock of the par value of twenty cents ($.20) each, and five million (5,000,000) shares are to be Preferred Stock of the par value of ten cents ($.10) each.

         2. The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, I have signed this certificate this 20th day of May, 2003.

                                  /s/ William R. Berkley
                                  ------------------------
                                  William R. Berkley
                                  Chairman of the Board and
                                  Chief Executive Officer

Attest:

/s/  Ira S. Lederman
--------------------------
Ira S. Lederman, Secretary